Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is made and entered into by and between John P. Gleason (“Gleason”) and Dave & Buster’s Entertainment, Inc. (“D&B”) and Dave & Buster’s Management Corporation (“D&B Management”) (D&B and D&B Management are collectively referred to as the “Company”). Gleason and the Company are hereinafter collectively referred to as the “Parties.”

RECITALS:

WHEREAS, Gleason is currently employed as Chief Marketing Officer pursuant to his Employment Agreement dated August 19, 2015 (the “Employment Agreement”);

WHEREAS, Gleason’s last day of employment with the Company and its corporate parents, subsidiaries, and affiliates will be April 30, 2020;

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Gleason and the Company and the termination thereof:

TERMS OF AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and promises herein contained and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.    No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Gleason or any violation of any order, law, statute, duty, or contract whatsoever against Gleason or any person. The Company specifically denies and disclaims any liability to Gleason for any alleged violation of any rights of Gleason, or for any alleged violation of any order, law, statute, duty, common law rule or contract on the part of the Company.

2.    Consideration. In consideration for this Agreement and Gleason’s release and other promises set forth herein, the Company shall pay to Gleason:

(1)

Four Hundred Ten Thousand ($410,000) (the “Severance Amount”), subject to all applicable withholdings, representing an amount equivalent to twelve (12) months of base salary, to be made in equal, pro rata amounts according to the Company’s normal payroll schedule and procedures over the course of the twelve (12) months commencing on the first payroll date of the Company following the sixtieth (60th) day of the Employee’s termination of employment (the “First Payroll Date”);

(2)

Twenty Two Thousand Seven Hundred Ninety Dollars and Sixty Four Cents ($22,790.64) (the “COBRA Amount”), subject to all applicable withholdings, representing the total monthly premiums required by Gleason to maintain his health insurance benefits provided by the Company’s group health insurance plan for twelve (12) months, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to be made in equal, pro rata amounts according to the Company’s normal payroll schedule and procedures over the course of the twelve (12) months commencing on the First Payroll Date (if during the course of the above 12 months, the monthly COBRA Amount is adjusted, the COBRA Amount will be accordingly adjusted as applicable to provide Gleason with twelve (12) months of COBRA payments at the then applicable rate each month);

(3)

Twenty-Five Thousand Dollars ($25,000.00) (the “Executive Allowance Amount”), subject to all applicable withholdings, representing twelve (12) months of executive allowance, to be made in equal, pro rata amounts according to the Company’s normal payroll schedule and procedures over the course of the twelve (12) months commencing on the First Payroll Date;

(4)

In full settlement of all annual bonus requirements for 2019, 2020, and otherwise, one hundred fifty thousand dollars ($150,000.00) worth of D&B common stock (less any applicable taxes to be paid by withheld shares or payroll taxes, as legally permissible and as instructed by Gleason prior to grant), to vest immediately upon grant, and to be priced (based on the closing price of D&B common stock on date of issuance) and issued on the same day, which day shall not be later than fourteen (14) days after execution of this Agreement by Gleason, with settlement to occur in one day (if deposited into Gleason’s registered shareholder account with Computershare);

The payments under this Section shall not be due, owed, or payable to Gleason until each of the following has occurred: (a) the Company’s receipt of this Agreement, signed by Gleason; and (b) the Effective Date of this Agreement, whichever is later.

Gleason agrees to return to the Company any payments received pursuant to this Section 2 in the event that Gleason does not materially comply with all post-employment obligations set out in this Agreement, including, but not limited to, the restrictive covenants and the restrictions on disclosure of the Confidential Information of the Company set forth herein and in Section 7 of his Employment Agreement.

3.    Tax Indemnification. Gleason acknowledges and agrees that the Company has made no representations to Gleason regarding the tax consequences of any amounts received by Gleason pursuant to this Agreement. Aside from any tax withholdings as set forth above, Gleason agrees that he will pay any and all taxes that may be due on account of any sums of money he receives pursuant to this Agreement and that the Company shall not be liable for any portion of any such taxes. In the event any governmental agency asserts that the Company, or the Released Parties (as defined below), are liable for any taxes on account of any sums of money paid to and/or received by Gleason pursuant to or as a result of this Agreement, Gleason further agrees that he shall indemnify and hold the Company, and/or the Released Parties (as defined below) harmless from and for any and all claims, obligations and/or liabilities for any and all federal, state and or local taxes which may be or may become due on account of any such sums of money paid to and/or received by Gleason under the terms of this Agreement.

4.    Total Consideration. Gleason agrees that the foregoing shall constitute an accord and satisfaction and a full and complete severance amount and consideration for his release of all claims and said payment shall constitute the entire amount of monetary consideration provided to him under this Agreement, and Gleason will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

5.    No Monies Owed & Duty of Cooperation. Gleason agrees to facilitate a smooth transition of his duties and to perform all business-related tasks reasonably requested of him through his last date of employment of April 30, 2020, although Gleason will be permitted to work from home and look for other employment consistent with his confidentiality and noncompetition duties under this Agreement during this period. Gleason acknowledges that his severance payments are conditioned on his fulfilment of these duties. Gleason also represents that, after April 30, 2020, no earned wages, bonuses, stock awards, vacation, sick leave, overtime, premium pay and/or other monies or any other form of compensation of any kind, will be due to him except as described in this Agreement. To the extent Gleason has been granted Restricted Stock Units (“RSUs”) or Stock Options (“SOs”), the Restricted Stock Unit and Cash Award Agreements and the Nonqualified Stock Option Award Agreements (collectively, the “Equity Agreements”) specific to each of his grants shall govern the vesting and/or payout of any such RSUs and SOs.

6.    Release of Claims. Gleason, to the extent permitted by law, without limitation, hereby irrevocably and unconditionally releases and forever discharges the Company, its current and former employees, its officers, agents, Board of Directors, supervisors, representatives, attorneys, divisions, parents, subsidiaries, parents’ subsidiaries, affiliates, joint ventures, partners, limited partners and successors, insurers, and all persons acting by, through, under, or in concert with any of them (all together collectively, the “Released Parties”) from any and all charges, complaints, claims, causes of action, debts, sums of money, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the date of this Agreement or arising out of any contract between Gleason and the Company or the Released Parties, which Gleason at any time heretofore had or claimed to have or which he may have or claim to have regarding events that have occurred from the beginning of time through the date this Agreement is signed. Such claims include, but are not limited to, all actions, complaints, claims and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims that could potentially be brought arising out of Gleason’s employment with the Company. This provision is intended by the Parties to be all-encompassing and to act as a full and total release of any claim and any right to monetary or other recovery arising from any claim, whether specifically enumerated herein or not, that Gleason might have or has had, that exists or ever has existed on or prior to the date of this Agreement. All such claims, including related attorneys’ fees and costs, are forever barred by this Agreement (with the exception of any attorneys’ fees and costs incurred to enforce this Agreement) without regard to whether those claims are based on any alleged breach of a duty arising in contract (including but not limited to claims arising under the Employment Agreement) or tort; any alleged unlawful act, any other claim or cause of action; and regardless of the forum in which it might be brought. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, constructive discharge, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, discrimination, harassment, retaliation, disability, loss of future earnings, and claims under the Texas Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Racketeer Influenced and Corrupt Company Act, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the National Labor Relations Act, the Texas Worker’s Compensation Act, the Texas Health and Safety Code, the Texas Minimum Wage Act, the Texas Payday Law, the Texas Commission on Human Rights Act, and the Texas Labor Code, as amended.

Gleason also waives and releases to the maximum extent allowed by law all monetary and other relief that may be sought on Gleason’s behalf by other persons or agencies. However, notwithstanding the foregoing, nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) or Department of Fair Employment and Housing (“DFEH”) to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with Gleason’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by the EEOC or DFEH, or any other state, federal or local government entity; provided, however, if the EEOC, DFEH, or any other state, federal or local government entity commences an investigation on Gleason’s behalf, Gleason specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise.

To the extent applicable, nothing in this Agreement is intended to waive claims: (i) for unemployment or workers’ compensation benefits; (ii) for vested rights under ERISA-covered employee benefit plans and/or the Equity Agreements as applicable on the Effective Date of this Agreement; (iii) that may arise after the Effective Date of this Agreement; or (iv) which cannot be released by private agreement.

Gleason agrees that he: (a) received all wages, bonuses, overtime payments, and other monetary compensation, and other employee benefits to which he was entitled as a result of his employment and/or separation of employment with the Company through the date of Gleason’s execution of this Agreement; and (b) has not suffered any on the job injury for which he has not already filed a claim.

Notwithstanding the foregoing paragraphs, Gleason agrees to waive any right to recover monetary damages in any charge, complaint, report, or lawsuit against the Company filed by Gleason or by anyone else on Gleason’s behalf, or based on any report or complaint made by Gleason about the Company.

7.    Release of Age Claims. Gleason understands and agrees that he is knowingly and voluntarily entering into this Agreement with the purpose of releasing and waiving any claims he may have against Released Parties under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and/or age discrimination claims under Chapter 21 of the Texas Labor Code, Tex. Lab. Code §§ 21.001, et. seq. (“Chapter 21”). Gleason acknowledges and agrees that:

(a)	This Agreement is written in a manner that he fully understands;

(b)	Gleason specifically releases and waives any rights or claims against the Released Parties arising for age claims under the ADEA or Chapter 21;

(c)	This Agreement does not waive any rights or claims under the ADEA or Chapter 21 that may arise after the date this Agreement is executed;

(d)	The rights and claims Gleason is releasing and waiving in this Agreement are in exchange for consideration over and above anything to which he is already entitled;

(e)	Gleason is hereby advised in writing to consult with an attorney prior to executing this Agreement;

(f)	Gleason has been given a period of at least twenty-one (21) days within which to consider this Agreement; and

(g)

Gleason understands and acknowledges that he has a period of seven (7) days after executing this Agreement within which he can revoke the release of claims under Section seven (7) of this Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired without Gleason revoking this Agreement.

To the extent Gleason seeks to revoke his release of any age discrimination claims under the ADEA and/or Chapter 21 under this Section, any such revocation must be made in writing and sent to counsel for the Company, Celeste R. Yeager, 2001 Ross Avenue, Suite 1500, Dallas, TX 75201, within the seven (7) day time limit set forth above. Gleason understands that nothing in this Agreement is intended to interfere with his right to later challenge his waiver of an ADEA or Chapter 21 claim for age discrimination.

8.    No Pending Claims. Gleason represents that he has not filed any complaints, claims, or actions against the Company and/or the Released Parties with any state, federal, or local agency or court or any other forum, and that he will not do so at any time hereafter based upon conduct occurring prior to the date that he executes this Agreement. Gleason acknowledges and agrees that, to his present knowledge, he did not sustain any workplace injury during his employment with the Company for which he has not already filed a claim. Gleason acknowledges that he has not made a claim or complaint of sexual harassment against the Company or any of its employees.

9.    No Assignment of Claims. Gleason represents that he has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, embodied in any of the claims and obligations that are released herein, and that no other person or entity of any kind, other than Gleason, had or has any interest in any claims that are released herein. Gleason agrees to indemnify and hold the Company harmless from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.

10.    Non-Disclosure/Confidentiality. Gleason represents that he has not disclosed the amount or terms of this Agreement and/or any aspect of the Parties’ negotiations that resulted in the Agreement to any other person other than his counsel or spouse, if any.

Gleason agrees that he, his counsel, and his accountants and/or tax advisers will keep completely confidential and will not disclose to any person or entity the facts and allegations giving rise to any dispute between the Parties, the amount or terms of this Agreement, previous severance or settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order. Notwithstanding the foregoing, Gleason and his counsel may disclose this Agreement and its terms in their tax returns and to their respective accountants and attorneys, and to Gleason’s spouse, if any, provided in each case that the person first agrees to keep this agreement and each of its terms strictly confidential.

If disclosure of this Agreement or its terms is required by law, whether through subpoena, request for production, deposition, or otherwise, Gleason shall promptly provide written notice to the Company prior to the disclosure so as to provide the Company an opportunity to oppose the disclosure. Any inquiry regarding any dispute between Gleason and the Company, or the claims or disposition related thereto or this Agreement, shall be responded to by stating only that any issues related thereto “have been resolved.” Gleason agrees and understands that he is responsible for notifying his representatives with respect to these obligations and is ultimately responsible for both his own and his representatives’ compliance with these obligations.

i.	Gleason acknowledges that these Non-Disclosure/Confidentiality provisions are a material part of the inducement for the Company to enter into this Agreement.

ii.

Gleason agrees that the failure to comply with the terms of the Agreement’s Non-Disclosure/Confidentiality provisions shall amount to a material breach of this Agreement. Gleason and the Company specifically agree that it would be impossible to accurately calculate or assess the actual damages sustained by the Company in the event of such a breach and therefore agree that any and each such breach shall entitle the Company to recover from Gleason Twenty-Five Thousand Dollars per proven breach as liquidated damages.

iii.	In any action for enforcement of these Non-Disclosure/Confidentiality provisions, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

iv.	If any action is instituted to enforce the terms of this Agreement, disclosing the terms of the Agreement will not constitute a breach of confidentiality of the Agreement.

11.    Non-Disparagement. Gleason agrees to refrain from making any derogatory comment in any format, whether written or oral, to the press or any publication, whether paper or electronic, or to any individual or entity regarding the Company or any of the Released Parties that relates to the Company’s or any of the Released Parties’ business or related activities or the relationship between the Parties. Gleason further and specifically agrees to refrain from any online posts or communications, including, but not limited to, posts on Yelp.com, Glassdoor.com, or any other website; as well as on any social media sites (i.e., Facebook) which disparage the Company or any of the Released Parties. The Company agrees to instruct and require its Chief Executive Officer and his direct reports not to make any derogatory comments in any format, whether written or oral, to the press or any publication, whether paper or electronic, or to any individual or entity regarding Gleason and/or his performance while employed at the Company.

12.    Future Employment. After Gleason’s execution of this Agreement, he shall not seek employment or re-employment with the Company or any of the Released Parties as an employee, except that the Parties agree that Gleason may provide services for the Company as an independently contracted consultant per the terms contemplated in the Independent Consulting Agreement, which may be executed by the Parties concurrently with this Agreement. The parties understand that Gleason will be seeking employment elsewhere up to and including the date of Gleason’s termination of employment with the Company, and expressly acknowledge that this is not a violation of this Agreement or any other Agreement with the Company. Should Gleason become re-employed in contradiction of this Agreement, the fact of this Agreement will constitute a legitimate, non-discriminatory, non-retaliatory reason for terminating such employment and the Released Parties will have the absolute right to terminate such employment.

13.    Employment Verification. Gleason should direct any requests for verification of his employment with the Company to Kathryn Rainey, the Company’s Senior Director of Human Resources. If Ms. Rainey is contacted for a reference or verification of employment, the Company shall only verify Gleason’s job title and dates of employment.

14.    Entirety of Agreement and Waiver. The Parties affirm that this Agreement constitutes the entire agreement between the Parties and supersedes any previous negotiations, agreements, or understandings of any kind relating to the subject matter hereof including but not limited to Gleason’s Employment Agreement, subject to the limitation that Paragraphs 7, 9, 10, 11, and 12 of the Employment Agreement and the obligations therein as well as the Equity Agreements in their totality shall remain in full force and effect and are hereby incorporated into this Agreement, including but not limited to the restrictions on competition, solicitation, and hiring in Paragraph 7(f)-(g) of the Employment Agreement; that no other promise or agreement of any kind has been made to or with Gleason by any person or entity to cause his to execute this Agreement. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

15.    Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and shall remain fully valid and enforceable, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

16.    Governing Law and Waiver of Jury Trial. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by and under the laws of the State of Texas, without regard to conflicts of law. If any action is brought to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs. The Parties waive any right to jury trial.

17.    Confidential Arbitration. Gleason and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by confidential and binding arbitration in accordance with the Federal Arbitration Act. Further, notwithstanding the preceding sentence, in the event disputes arise that relate in any way to and concern this Agreement and also relate in any way to and concern one or more other Equity Agreements, the Parties agree that such disputes may be joined in a single binding arbitration if doing so would not result in unreasonable delay. All arbitrations shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for at least ten (10) years, in accordance with the American Arbitration Association Rules. Any such arbitration proceeding shall be administered by the American Arbitration Association and all hearings shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. In the event of arbitration pursuant to this Agreement, each Party shall bear the costs of their own counsel. The Party filing a claim in arbitration pursuant to this Agreement shall bear the cost of the initial filing fee for arbitration in Dallas County. All other costs of arbitration shall be the responsibility of the Company, regardless of which Party filed the initial claim. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. Further, the Parties specifically agree that, in the interest of minimizing expenses and promoting early resolution of claims, the filing of dispositive motions shall be permitted and that prompt resolution of such motions by the Panel shall be encouraged. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall be permitted to award only those remedies in law or equity that are requested by the Parties, appropriate for the claims and supported by evidence, and each Party shall be required to bear its or his own arbitration costs, attorneys’ fees and expenses.

(a)	The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by any Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.

(b)

The Parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 17, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in this Agreement shall continue in full force and effect.

(c)

As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Parties agree that the Company may resort to Texas state courts having equity jurisdiction in and for Dallas County, Texas and the United States District Court for the Northern District of Texas, Dallas Division, at its sole option, to request temporary, preliminary, and/or permanent injunctive or other equitable relief, including, without limitation, specific performance, to enforce the postemployment restrictions and other non-solicitation and confidentiality obligations set forth in this Agreement, without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond or giving notice, to the maximum extent permitted by law. However, nothing in this Section 17 should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate: as set forth in this Section 17.

(d)

IN THE EVENT THAT ANY COURT OF COMPETENT JURISDICTION OR ARBITRATOR DETERMINES THAT THE SCOPE OF THE ARBITRATION OR RELATED PROVISIONS OF THIS AGREEMENT ARE TOO BROAD TO BE ENFORCED AS WRITTEN, THE PARTIES INTEND THAT THE COURT REFORM THE PROVISION IN QUESTION TO SUCH NARROWER SCOPE AS IT DETERMINES TO BE REASONABLE AND ENFORCEABLE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT OR HE IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. BEFORE ACCEPTING THE TERMS OF THIS AGREEMENT, INCLUDING THE RESTRICTIVE COVENANT TERMS, PLEASE READ AND UNDERSTAND YOUR CONTINUING OBLIGATIONS TO THE COMPANY AND ITS AFFILIATES.

18.    Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against the drafter or any of the Parties.

19.    Voluntary Agreement. Gleason represents that he has reviewed all aspects of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, including its final and binding effect, that he understands that in agreeing to this document he is releasing the Released Parties from any and all claims he may have against them, that he voluntarily agrees to all the terms set forth in this Agreement, that he knowingly and willingly intends to be legally bound by the same, that he was given the opportunity to consider the terms of this Agreement and discuss them with his legal counsel, that he does not rely and has not relied upon any statement made by any other party or its respective agents, representatives or attorneys with regard to any aspect of this Agreement, including its effect, and that the terms of this Agreement were determined through negotiation between counsel for Gleason and the Company’s counsel.

20.    Binding Agreement. It is expressly understood and agreed by the Parties hereto that this Agreement shall be binding upon and will inure to the benefit of Gleason’s individual and/or collective heirs, successors, agents, executors, and administrators if any, and will inure to the benefit of the individual and/or collective successors, assigns, fiduciaries and insurers of the Parties, their present and former affiliated business entities, their successors, assigns, fiduciaries and insurers, and all of their present and former proprietors, partners, shareholders, directors, officers, employees, agents, and all persons acting by, through, or in concert with any of them.

21.    Attorneys’ Fees and Costs. The Parties shall each bear their own attorneys’ fees and costs incurred in connection with this Agreement. However, in any subsequent proceeding or action to interpret or enforce the terms of the Agreement, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

22.    Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

23.    Acknowledgment. By signing below, Gleason unconditionally represents and warrants that: (a) he has been advised to consult with an attorney regarding the terms of this Agreement; (b) he has consulted with, or has had sufficient opportunity to consult with his own counsel or other advisors regarding the terms of this Agreement; (c) he has relied solely on his own judgment and that of his attorneys, advisors, and representatives regarding the consideration for, and the terms of, this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (e) he has read this Agreement and fully understand its terms and their import; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any duress, coercion, fraudulent inducement, or undue influence exerted by or on behalf of any other Party or any other person or entity.

24.    Cooperation in Litigation. Gleason agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation, government proceedings and general claims) which relates to matters with which he was involved during the term of his employment with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Further, as noted in Section 14 of this Agreement, the Company incorporates Paragraph 11 of Gleason’s Employment Agreement herein, which entitles Gleason to continuing rights for indemnification as articulated therein and to the extent permitted under the Company’s insurance and Company policies. Such cooperation may include appearing from time to time at the offices of the Company or its counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Gleason’s knowledge with respect to any such matter. Gleason agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

25.    Medicare. This Agreement is based upon a good faith determination of the Parties to resolve a disputed claim. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b). The Parties resolved this matter in compliance with both state and federal law. The Parties made every effort to adequately protect Medicare’s interest and incorporate such into the terms of this Agreement.

Gleason warrants that he is not a Medicare beneficiary as of the date of this release. Because Gleason is not a Medicare recipient as of the date of this release, no conditional payments have been made by Medicare.

While it is impossible to accurately predict the need for medical treatment, this Agreement is based upon a good faith determination of the Parties in order to resolve a disputed claim. The Parties have attempted to resolve this matter in compliance with both state and federal law and it is believed that the terms adequately consider and protect Medicare’s interest and do not reflect any attempt to shift responsibility of treatment to Medicare pursuant to 42 U.S.C. Sec. 1395y(b). The Parties acknowledge and understand that any present or future action or decision by CMS or Medicare on this Agreement, or Gleason’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement.

26.    Effective Date. The Agreement is not effective or enforceable until expiration of seven (7) calendar days following Gleason’s execution of the Agreement. The eighth (8th) day following Gleason’s execution of the Agreement, if he has not revoked his Agreement within the seven-day revocation period, shall be the “Effective Date” of the Agreement. If Gleason revokes his agreement within the seven-day revocation period, this Agreement will not be effective and the Company will have no obligation to comply with the terms herein, including but not limited to the payments under Section 2.

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PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. YOU MAY REVOKE YOUR AGREEMENT WITHIN 7 DAYS OF EXECUTING THIS AGREEMENT.

To reflect their agreement to each of the terms set forth above, the Parties have signed this Agreement as of the dates set forth below.

AGREED:

Dated: April 13, 2020	/s/ John P. Gleason
JOHN P. GLEASON

Dated: April 14, 2020	DAVE & BUSTER’S ENTERTAINMENT, INC.

	By:	/s/ Robert Edmund
	Name:	Robert Edmund
	Title:	General Counsel & SVP of HR

Dated: April 14, 2020	DAVE & BUSTER’S MANAGEMENT, INC.

	By:	/s/ Robert Edmund
	Name:	Robert Edmund
	Title:	General Counsel & SVP of HR

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